Exhibit 99.1
MedAvail Reports Second Quarter 2021 Financial Results

MISSISSAUGA, Ontario and PHOENIX, Ariz. – August 11, 2021 – MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail”) a technology-enabled pharmacy company, today reported financial results for the three months ended June 30, 2021.
“We are pleased with our second quarter results which reflect continued momentum, as our sales grew 118% on a sequential basis,” said Ed Kilroy, Chief Executive Officer of MedAvail. “We are looking forward to bringing our Retail Pharmacy Services to the Florida region in the second half of 2021, and we remain excited about the opportunity to continue adding value to our current partners, as evidenced by our recent expansions in several key accounts. We are also pleased to announce two significant strategic endeavors: a new Retail Pharmacy Services partnership with Zipdrug, a subsidiary of Anthem, and a new Pharmacy Technology integration with Epic’s pharmacy system software.”
Mr. Kilroy continued, “Excluding the one-time revenue recognition adjustment associated with a large customer agreement in 2020, we expect to deliver revenue growth in excess of 100% in 2021 and to maintain this topline growth rate in 2022, assuming the world returns to its pre-Covid levels in due course. This growth is reinforced by demand we see for our offerings, ongoing expansions into new geographies, and our new strategic partnership opportunities.”
Second Quarter 2021 Financial and Operational Highlights
All comparisons, unless otherwise noted, are to the three months ended June 30, 2020.
•Total net sales was $5.0 million, an increase of 118%
•Total net sales by segment
◦Retail Pharmacy Services sales increased 162% to $4.5 million
◦Pharmacy Technology sales decreased 10% to $0.5 million
•12 MedCenter deployments compared to 7 total MedCenter deployments
•Net Loss was $10.5 million compared to a net loss of $6.5 million
•Adjusted EBITDA losses of $9.7 million compared to $4.6 million
•Cash, cash equivalents, and restricted cash totaled $48.8 million as of quarter-end
Full Year 2021 Financial Outlook
With the healthcare industry gradually returning to a more normal environment, MedAvail saw Retail Pharmacy Services net revenue growth of 7% in July compared to June. However, primarily due to lingering COVID-19 uncertainties, we have encountered unanticipated headwinds with the timing of Boards of Pharmacy regulatory approvals and we are cautious that clinics will return to pre-Covid volume levels in the second half of 2021. Additionally, as we have enhanced our target clinic analytical capabilities, we have identified 10 clinics that do not meet our expectations going forward as they have begun to transition from the height of the COVID-19 period. We have decided to exit these sites prior to 2021 year-end and redeploy our valuable resources into clinics that more closely fit our target model. As a result, MedAvail has revised its 2021 net revenue guidance expectation from the prior range of between $27 to $31 million to at least $21 million.

The minimum number of new clinics MedAvail expects to deploy in 2021 remains unchanged at 45. We feel that all of the clinics in our current pipeline are aligned with our key criteria. Demand for our solution remains strong in the states where we currently are operating including Arizona, California, Michigan, and Florida.
Conference Call
MedAvail will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Wednesday, August 11, 2021 to discuss its second quarter 2021 financial results. A webcast of the conference call can be accessed at https://investors.medavail.com/. The webcast will be archived and available for replay for at least 90 days after the event.
About MedAvail
MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.
Forward Looking Statements
Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," "project," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding MedAvail's business strategy and market opportunity; potential future revenue projections and expectations for growth; expansion plans; and customer partnerships. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MedAvail's management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; the outcome of judicial proceedings to which MedAvail is, or may become a party; changes in competitive conditions prevailing in the healthcare sector; the availability of capital; and the other risks discussed under the heading "Risk Factors" in our Annual Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on May 17, 2021, and other documents MedAvail files with the SEC in the future. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and MedAvail specifically disclaims any obligation to update these forward-looking statements.
Contacts:
Investor Relations
Caroline Paul
Gilmartin Group
ir@medavail.com
SOURCE MedAvail Holdings, Inc.

MEDAVAIL HOLDINGS, INC.
Consolidated Condensed Statements of Operations
(US Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 30, 2021	June 30, 2020
Sales:
Pharmacy and hardware sales	$4,725	$2,259
Service sales	305	52
Total sales	5,030	2,311
Cost of sales:
Pharmacy and hardware cost of sales	4,679	1,826
Service cost of sales	178	39
Total cost of sales	4,857	1,865
Gross profit	173	446
Pharmacy operations	2,292	1,116
General and administrative	6,646	3,580
Selling and marketing	1,497	570
Research and development	201	163
Merger expenses	—	1,283
Operating loss	(10,463)	(6,266)
Other gain (loss), net	38	—
Interest income	27	7
Interest expense	(66)	(277)
Loss before income taxes	(10,464)	(6,536)
Income tax	—	—
Net loss	$(10,464)	$(6,536)
Net loss per share - basic and diluted	$(0.32)	$(3.35)
Weighted average shares outstanding - basic and diluted	32,546,395	1,953,049

MEDAVAIL HOLDINGS, INC.
Consolidated Condensed Balance Sheets
(US Dollars in thousands, except share amounts)

	June 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$48,735	$57,936
Restricted cash	62	60
Accounts receivable (net of allowance for doubtful accounts of $39 thousand for June 30, 2021, $40 thousand for December 31, 2020)	1,058	1,520
Inventories	3,171	2,817
Prepaid expenses and other current assets	1,039	1,534
Total current assets	54,065	63,867
Property, plant and equipment, net	4,302	3,795
Right-of-use assets	1,283	1,239
Other assets	214	203
Intangible assets	1,386	227
Total assets	$61,250	$69,331
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,047	$4,512
Short-term debt	1,000	2,161
Contract liability	328	275
Current portion of lease obligations	549	665
Total current liabilities	8,924	7,613
Long-term debt, net	9,414	—
Long-term portion of lease obligations	813	651
Total liabilities	19,151	8,264
Commitments and contingencies
Stockholders' deficit:
Common shares ($0.001 par value, 100,000,000 shares authorized, 32,583,734 and 31,816,020 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively)	33	32
Warrants	1,485	2,614
Additional paid-in-capital	215,700	213,624
Accumulated other comprehensive loss	(6,928)	(6,928)
Accumulated deficit	(168,191)	(148,275)
Total stockholders' equity	42,099	61,067
Total liabilities and stockholders' equity	$61,250	$69,331

MEDAVAIL HOLDINGS, INC.
Supplemental Financial Information - Segments
(US Dollars in thousands)
(Unaudited)

	Retail Pharmacy Services	Pharmacy Technology	Total
Three Months Ended June 30, 2021
Sales:
Pharmacy and hardware sales:
Retail pharmacy sales	$4,494	$—	$4,494
Hardware	—	123	123
Subscription sales	—	108	108
Total pharmacy and hardware sales	4,494	231	4,725
Service sales:
Software	—	41	41
Maintenance and support	—	40	40
Installation	—	12	12
Professional services and other	—	212	212
Total service sales	—	305	305
Total sales	4,494	536	5,030
Cost of sales	4,435	422	4,857
Gross profit	$59	$114	$173

	Retail Pharmacy Services	Pharmacy Technology	Total
Three Months Ended June 30, 2020
Sales:
Pharmacy and hardware sales:
Retail pharmacy sales	$1,713	$—	$1,713
Hardware	—	423	423
Subscription sales	—	123	123
Total pharmacy and hardware sales	1,713	546	2,259
Service sales:
Software	—	10	10
Maintenance and support	—	13	13
Installation	—	28	28
Professional services and other	—	1	1
Total service sales	—	52	52
Total sales	1,713	598	2,311
Cost of sales	1,679	186	1,865
Gross profit	$34	$412	$446

Non-GAAP Financial Measures
To supplement our consolidated condensed financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: EBITDA, and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define Adjusted EBITDA for a particular period as net (loss) income before interest, taxes, depreciation and amortization, and as further adjusted for merger-related expenses, and stock-based compensation expense.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results, like one-time transaction costs related to the reverse merger. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

MEDAVAIL HOLDINGS, INC.
Unaudited Reconciliation of GAAP to Non-GAAP Measures
(US Dollars in thousands)

	Three Months Ended
	2021	2020
Net loss	$(10,464)	$(6,536)
Adjustments to calculate EBITDA:
Interest income	(27)	(7)
Interest expense	66	277
Income tax	—	—
Depreciation and amortization (1)	380	278
EBITDA	$(10,045)	$(5,988)
Adjustments as follows:
Merger expenses	—	1,283
Share-based compensation expense	323	86
Adjusted EBITDA	$(9,722)	$(4,619)
(1) Excludes $538 thousand and $143 thousand in operating lease amortization for the three month periods ended June 30, 2021, and 2020, respectively.